Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On January 17, 2018, Littelfuse, Inc. (the “Company”) acquired IXYS Corporation (“IXYS”). Upon completion of the acquisition, at IXYS stockholders’ election and subject to proration, each share of IXYS common stock, par value $0.01 per share, owned immediately prior to the effective time was cancelled and extinguished and automatically converted into the right to receive: (i) $23.00 in cash (subject to applicable withholding tax), without interest (referred to as the cash consideration), or (ii) 0.1265 of a share of common stock, par value $0.01 per share, of Littelfuse (referred to as the stock consideration and together with the cash consideration, the merger consideration). IXYS stockholders received cash in lieu of any fractional shares of Littelfuse common stock that the IXYS stockholders would otherwise have been entitled to receive. Additionally, each outstanding option to purchase shares of IXYS common stock granted under an IXYS equity plan were assumed by Littelfuse and converted into an option to acquire (i) a number of shares of Littelfuse common stock equal to the number of shares of IXYS common stock subject to such option immediately prior to the effective time multiplied by 0.1265, rounded down to the nearest whole share, with (ii) an exercise price per share of Littelfuse common stock equal to the exercise price of such IXYS stock option immediately prior to the effective time divided by 0.1265, rounded up to the nearest whole cent.

Based on the $207.5 per share opening price of Littelfuse common stock on January 17, 2018, the consideration IXYS stockholders received in exchange of their IXYS common stock in the acquisition had a value of $814.8 million comprised of $380.5 million of cash and $434.2 million of Littelfuse stock. In addition to the consideration transferred related to IXYS common stock, the value of consideration transferred, and included in the purchase price, related to IXYS stock options that were converted to Littelfuse stock options, or cash settled, had a value of $41.7 million. As a result, total consideration is valued at $856.5 million.

The total purchase price of $856.5 million has been allocated on a preliminary basis to assets acquired and liabilities assumed in connection with the acquisition based on the preliminary estimated fair values as of the completion of the acquisition. These allocations reflect various preliminary estimates that are available at the time of this Current Report on Form 8-K/A, and are subject to change during the purchase price allocation period as the valuation is finalized.

The following unaudited pro forma condensed combined financial statements give effect to the acquisition of IXYS by Littelfuse. Specifically, Littelfuse tables present unaudited pro forma condensed combined financial information about Littelfuse’s consolidated balance sheet and statement of income after giving effect to the acquisition of IXYS. Littelfuse presents the pro forma unaudited condensed consolidated balance sheet as if the transaction had occurred on December 30, 2017. Littelfuse presents the unaudited pro forma condensed consolidated statement of income for the year ended December 30, 2017 as if the transaction had occurred on January 1, 2017. This unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting where Littelfuse is considered the acquirer of IXYS for accounting purposes.

In addition, the unaudited pro forma condensed combined financial information includes adjustments which are preliminary and may be revised. There can be no assurance that such revisions will not result in material changes. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of results that actually would have occurred or that may occur in the future had the transaction been completed on the dates indicated, nor is it necessarily indicative of the future operating results or financial position of Littelfuse after the transaction.

IXYS fiscal year end is March 31. In order to conform to Littelfuse’s fiscal year end of December 30, IXYS financial information included below has been calculated for the year ended December 30, 2017. The unaudited pro forma condensed combined financial statements are based on, and should be read in conjunction with, the following separate historical consolidated financial statements and accompanying notes of Littelfuse and IXYIS:

●	Littelfuse financial statements for the year ended December 30, 2017 included in its Annual Report on Form 10-K
●

IXYS financial statements as of and for the year ended March 31, 2017, included in Exhibit 99.1 of this Current Report on Form 8-K/A, and IXYS financial statements as of and for the three and nine months ended December 31, 2017, included in Exhibit 99.2 of this Current Report on Form 8-K/A.

LITTELFUSE, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 30, 2017

CONSOLIDATED BALANCE SHEETS

(in thousands)	Littelfuse	IXYS	Pro Forma Adjustments	Notes	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$429,676	$86,940	$(94,151)	(b)	$422,465
Restricted cash	—	1,228	—		1,228
Short-term investments	35	—	—		35
Trade receivables, net	182,699	45,097	—		227,796
Inventories	140,789	99,224	36,058	(f)	276,071
Prepaid expenses and other current assets	39,141	9,233	—		48,374
Total current assets	792,340	241,722	(58,093)		975,969
Property, plant, and equipment, net	250,577	50,838	27,690	(c)	329,105
Intangible assets, net	203,850	1,193	210,631	(d)	415,674
Goodwill	453,414	44,027	336,832	(a)(e)	834,273
Other assets	39,921	47,586	—		87,507
Total assets	$1,740,102	$385,366	$517,060		$2,642,528
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$6,250	$—	$—		$6,250
Accounts payable	101,844	12,319	—		114,163
Accrued expenses and other current liabilities	116,700	23,239	20,296	(g)	160,235
Total current liabilities	224,794	35,558	20,296		280,648
Long-term debt, less current portion	489,361	249	290,000	(h)	779,610
Accrued post-retirement benefits	18,742	15,692	—		34,434
Other long-term liabilities	79,649	6,312	82,314	(j)	168,275
Total liabilities	812,546	57,811	392,610	(j)	1,262,967
Total equity	927,556	327,555	124,450	(a)(b)(g)	1,379,561
Total liabilities and equity	$1,740,102	$385,366	$517,060		$2,644,642

See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

LITTELFUSE, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

FOR THE YEAR ENDED DECEMBER 30, 2017

(in thousands, except per share data)	Littelfuse	IXYS	Pro Forma Adjustments	Notes	Pro Forma Combined
Net sales	$1,221,534	$343,422	$—		$1,564,956
Cost of sales	715,001	234,541	322	(c)	949,864
Gross profit	506,533	108,881	(322)		615,092
Selling, general and administrative expenses	212,833	45,542	(6,941)	(g)	251,434
Research and development expenses	50,489	31,821	—		82,310
Amortization of intangibles	24,700	2,401	12,572	(d)	39,673
Total operating expenses	288,022	79,764	5,631		373,417
Operating income	218,511	29,117	(5,953)		241,675
Interest expense	13,380	2,455	10,326	(h)	26,161
Other expense, net	1,094	36	—		1,130
Income before income taxes	204,037	26,626	(16,279)		214,384
Income taxes	84,518	11,363	(7,792)	(j)	88,089
Net income	$119,519	$15,263	$(8,487)		$126,295
Income per share:
Basic	$5.27			(k)	$5.10
Diluted	$5.21			(k)	$5.01
Weighted-average shares and equivalent shares outstanding:
Basic	22,687			(k)	24,779
Diluted	22,931			(k)	25,201

See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

 NOTES TO THE UNAUDTED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

GIVING EFFECT TO THE TRANSACTION

1.	Basis of Pro Forma Presentation

The accompanying unaudited pro forma condensed combined financial statements are based on Littelfuse’s historical consolidated financial statements and IXYS’ historical financial statements as adjusted to give effect to the acquisition of IXYS by Littelfuse. The unaudited pro forma condensed combined statement of income for the year ended December 30, 2017 gives effect to the acquisition of IXYS as if it had occurred on January 1, 2017. The unaudited pro forma condensed combined balance sheet as of December 30, 2017 gives effect to the acquisition of IXYS as if it occurred on December 30, 2017.

Littelfuse has adjusted historical consolidated financial statements of Littelfuse and IXYS to give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) factually supportable, and (iii) for the unaudited pro forma condensed combined statement of income, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of reasons.

Littelfuse has prepared the unaudited pro forma condensed combined financial statements using the acquisition method of accounting under existing U.S. GAAP, with Littelfuse as the acquirer in the transaction for accounting purposes. Under the acquisition method of accounting, assets acquired and liabilities assumed are recorded at fair value as of the date of acquisition. Littelfuse has based the underlying tangible and intangible assets acquired and liabilities assumed on their respective fair market values, with excess purchase price allocated to goodwill. Littelfuse has measured the assets and liabilities of IXYS based on various preliminary estimates and will revise them as Littelfuse completes its valuation work.

The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements prepared in accordance with the rules and regulations of the SEC. Littelfuse will complete the purchase price allocation after performing a valuation of IXYS’ assets and liabilities at the level of detail necessary to finalize the purchase price allocation. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position.

Acquisition related transaction costs (e.g., investment banker, advisory, legal, valuation, and other professional fees) and certain acquisition restructuring and related charges have not been included as a component of consideration transferred, but instead must be expensed as incurred. Littelfuse estimates total acquisition related transaction costs of approximately $27.2 million. During the year ended December 30, 2017, Littelfuse and IXYS incurred approximately $4.4 million and $2.5 million of acquisition related transaction costs, respectively. Littelfuse has reduced Selling, general, and administrative expenses by the combined amount of $6.9 million for these costs in the pro forma unaudited condensed combined statements of income for the year ended December 30, 2017 because these costs will not have a continuing impact on the results of the combined company. The pro forma balance sheet reflects $20.3 million of additional anticipated acquisition related transaction costs of both companies as Accrued expenses with a corresponding decrease in stockholders’ equity. The costs that may ultimately be incurred could differ materially from this amount.

In order to prepare the unaudited pro forma condensed combined financial statements, Littelfuse performed a limited preliminary review of IXYS’ accounting policies and did not identify any significant differences. Littelfuse is in the process of conducting an additional review of IXYS’ accounting policies to determine if differences in accounting policies require further adjustment or reclassification of IXYS’ results of operations, assets or liabilities to conform to Littelfuse’s accounting policies and classifications. As a result of that review, Littelfuse may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements also do not include any adjustment for liabilities or related costs that may result from integration activities, since management has not completed the process of making these assessments. Significant liabilities and related costs may ultimately be recorded for employee severance or relocation, costs of vacating some facilities and costs associated with other exit and integration activities.

The unaudited pro forma condensed combined financial statements also do not reflect any adjustments to IXYS accrued post‑retirement benefits, long term equity investments accounted for under the equity method and investments accounted for under the cost method, as Littelfuse lacks sufficient information to estimate the fair values as of December 30, 2017.

2.	Preliminary Purchase Price Allocation

The following table summarizes the preliminary purchase price allocation of the fair value of assets acquired and liabilities assumed in the acquisition as of December 30, 2017:

(in thousands)	Purchase Price Allocation
Consideration transferred, net of cash acquired	$768,284
Net assets assumed:
Current assets, net	$189,612
Property, plant, and equipment	78,528
Identifiable intangible assets	211,824
Other noncurrent assets	47,587
Current liabilities	(35,558)
Other non-current liabilities(a)	(104,567)
Net assets assumed	387,426
Goodwill	$380,858

(a)	Includes deferred tax liability of $82.3 million for the fair value step-up of IXYS property, plant, and equipment, intangible assets, and inventory.

3.	Pro Forma Adjustments

(a)	Reflects the elimination of IXYS’ historical goodwill and equity.

(b)

Reflects the consideration Littelfuse transfered for the acquisition of IXYS consisting of: (i) $434.2 million in Littelfuse common stock, (ii) $41.7 million for conversion or cash settlement of IXYS stock options, and (iii) $380.5 million in cash.

(c)

Reflects a $27.7 million increase in IXYS property, plant, and equipment to adjust the assets acquired to their estimated fair values. The fair value of IXYS property, plant, and equipment was determined based on a combination of cost and sales comparison approaches. Adjustments to IXYS depreciation expense for property, plant, and equipment were based on comparing the historical depreciation recorded to the revised depreciation. Littelfuse calculated incremental depreciation expense of $0.3 million for the year ended December 30, 2017 related to the step up in the fair values of the acquired property, plant, and equipment by dividing, on a straight-line basis, the fair value assigned to these assets by the estimated remaining useful lives.

(d)

Reflects the elimination IXYS’ historical intangible assets and recognition of the estimated fair value of IXYS intangible assets. The following table provides a preliminary estimate of the fair value of those intangible assets and their related average estimated useful lives:

(in thousands)	Estimated Fair Value	Average Estimated Useful Life (years)
Backlog	$12,424	1
Technology	51,500	9
Tradename	22,500	12
Customer Relationships	125,400	17
	$211,824

For IXYS’ finite lived intangible assets, the pro forma financial statements reflect an adjustment to increase IXYS amortization expense by $12.6 million for the year ended December 30, 2017. The amortization of the backlog intangible asset is not reflected in the unaudited condensed combined statements of income because it does not have a continuing impact. The fair value of IXYS identifiable intangible assets was estimated primarily using the income approach which requires an estimate or forecast of all the expected future cash flows, either through the use of the relief-from-royalty method or the multi-period excess earnings method. Littelfuse will record amortization expense assuming a straight-line basis over the expected life of the finite lived intangible assets, which approximates expected future cash flows.

(e)

Reflects the recognized goodwill, which represents the amount by which the estimated consideration transferred exceeds the fair value of the IXYS assets Littelfuse acquires and the liabilities Littelfuse assumes. Littelfuse will not amortize the goodwill, but will instead test the goodwill for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment.

(f)

Reflects the recognition of the step-up of IXYS finished goods and work in process inventory to fair value of $36.1 million. The fair value was determined based on the estimated selling price of the inventory, less the remaining manufacturing and selling costs and a normal profit margin on those manufacturing and selling efforts. After the acquisition, the step-up in inventory will increase the cost of sales over approximately five months as the inventory is sold. The increase is not reflected in the unaudited condensed combined statements of incomes because it does not have a continuing impact.

(g)

Littelfuse estimates the combined transaction expenses for the acquisition will be approximately $27.2 million. The costs that Littelfuse and IXYS may ultimately incur could differ materially from this amount. Transaction expenses include fees for investment banker, advisory, legal, valuation, and other professional fees. During the year ended December 30, 2017, Littelfuse and IXYS incurred approximately $4.4 million and $2.5 million of combination related transaction costs, respectively. Littelfuse has reduced Selling, general, and administrative expenses by the combined amount of $6.9 million for these costs in the pro forma unaudited condensed combined statements of income for the year ended December 30, 2017 because these costs will not have a continuing impact on the results of the combined company. The pro forma balance sheet reflects $20.3 million of additional anticipated combination related transaction costs of both companies as Accrued expenses with a corresponding decrease in stockholders’ equity.

(h)

Reflects $290 million of incremental borrowing under Littelfuse’s Amended Credit Facility and its U.S. Senior Notes due 2025 and 2030. Interest expense has been adjusted to reflect the impact of the additional borrowings and amortization of debt issuance costs.

(i)

Littelfuse expects to incur $18.3 million of compensation expense related to the remaining service periods for IXYS stock options converted to Littelfuse stock options. The additional costs are not included in the unaudited condensed combined statements of income because it does not have a continuing impact.

(j)

Reflects the estimated deferred taxes and income tax expense (benefit) for the adjustments shown in the unaudited pro forma condensed combined financial statements. Littelfuse calculated a pro forma decrease in tax expense of $7.8 million for the year ended December 30, 2017, using a U.S. statutory rate of 38% for adjustments reflecting additional Littelfuse interest expense and using an estimated IXYS statutory rate of 30% for adjustments reflecting additional depreciation and amortization expense for the fair value step-up of IXYS property, plant, and equipment and intangible assets. A deferred tax liability of $82.3 million was calculated for the fair value step-up of IXYS property, plant, and equipment, intangible assets, and inventory using the estimated statutory rate of 30% for IXYS. The estimated statutory rates of 30% for the IXYS related adjustments neither reflects IXYS’, Littelfuse’s, nor the combined company’s effective tax rate, which includes the impact of nondeductible expenses, tax audits and other permanent items as well as other tax charges and benefits, and does not take into account any historical or possible future tax events that may impact the combined company.

(k)	The following table shows our calculation of pro forma combined basic and diluted earnings per share for the year ended December 30, 2017:

(in thousands, except per share data)	Year Ended December 30, 2017
Numerator:
Pro forma net income	$126,295
Denominator:
Basic weighted average Littelfuse shares outstanding	22,687
IXYS shares converted to Littelfuse shares (a)	2,092
Pro forma basic weighted average shares outstanding	24,779
Effect of dilutive Littelfuse securities	244
Effect of dilutive IXYS securities converted to Littelfuse securities	178
Pro forma dilutive weighted average shares outstanding	25,201
Earnings Per Share:
Pro forma basic earnings per share	$5.10
Pro forma diluted earnings per share	$5.01